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May 11, 1997

                          MEMORANDUM OF UNDERSTANDING

     WHEREAS,  TTR INC., a Delaware corporation, ('TTRINC') and TTR Technologies
Ltd., a corporation organized in the State of Israel, ('TTR Limited'), and collectively ('TTR') has developed, and holds all proprietary rights to, technology which may prevent the faithful reproduction of optical media
(hereafter 'DiscGuard').

     WHEREAS, NIMBUS CD INTERNATIONAL INC., a Delaware corporation, ('Nimbus') is a world-recognized CD-ROM replicator.

     WHEREAS, DOUG CARSON AND ASSOCIATES, a Oklahoma corporation, ('DCA') is in the business of supplying mastering interface systems ('MIS') for different types of laser mastering machines for use in the optical media industry.

     WHEREAS, DCA is in the process of developing a MIS which integrates the DiscGuard technology for use on laser mastering machines (hereinafter the 'Enhanced MIS Unit');

     WHEREAS, Nimbus desires and agrees to integrate a Enhanced MIS Unit into one of its laser mastering machines in order to produce, on a trial basis, a DiscGuard enhanced glass master and to undertake a test run of 1,000 DiscGuard protected CD-ROMs (hereinafter the 'First Run'); and

     WHEREAS,  the parties wish  to enter into  this Memorandum of Understanding
('MOU') to set forth the principles of their relationship.

     NOW, THEREFORE, for the mutual covenants and premises contained herein, the parties hereto agree as follows:

      1. Nimbus will work jointly with DCA to complete the First Run by May 15, 1997. TTR will provide all assistance to so complete the First Run.
         Nimbus will supply twenty (20) discs, for approval by TTR prior to replicating and packaging the First Run. The First Run discs will be packaged in Jewel boxes with booklets and inlays. The product will be overwrapped. Nimbus will bear the costs of replicating the discs, ordering booklets (two page maximum) and inlays using TTR supplied artwork and packaging the discs. All shipping costs will be borne by TTR.

      2. For the 6 month period beginning from the date of distribution of the First Run anticipated to be June 3, 1997, the opening day of Replitech
         (the 'Exclusivity Period'), TTR shall not grant to any third party the right to replicate DiscGuard protected CD-ROMs; however, TTR shall be entitled to grant to any third party the right to integrate a Enhanced
         MIS Unit into its laser mastering machines.

      3. Upon the completion of the First Run and for the Exclusivity Period, TTR shall grant to Nimbus a non-exclusive (except as provided in paragraph 4 below), non-transferable license to use the DiscGuard technology for the purpose of replicating DiscGuard protected CD-ROMs and DVDs (hereinafter, the 'Nimbus License').

      4. During the Exclusivity Period of the Nimbus License, Nimbus shall integrate the Enhanced MIS Units into its laser mastering machines and may not use any technology or unit that is directly competitive with DiscGuard. The Security Band and Edge to Edge hologram technology offered by 3d-cd, L.L.C., a joint venture company of Nimbus is specifically excluded from this provision. In addition, the use of the Content Scramble System or the Analog Protection System technology of
         Macrovision Corporation will also not be prohibited under the terms hereof.

      5. The prototype Enhanced MIS Unit will be provided at no cost to Nimbus and remain available to Nimbus for the entire Exclusivity period.
         Improvements or changes in this unit will be provided in a timely fashion at no cost to Nimbus. Nimbus reserves the right to discontinue the use of the Enhanced MIS Unit at any time. Following the Exclusivity period, if Nimbus elects to purchase the Enhanced MIS Unit, Nimbus and DCA and Nimbus and TTR agree to negotiate in good faith to establish a purchase price.

      6. During the Exclusivity period, TTR agrees to refer all potential customers for the DiscGuard technology to Nimbus.


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      7. With respect to each DiscGuard protected Disc sold or distributed by or on behalf of Nimbus, Nimbus shall pay  TTR 50% of the per disc  premium revenue charged for each DiscGuard disc sold. It is understood that the per  disc premium revenue charge will be  a minimum of $.15 but TTR and
         Nimbus reserve  the  right  to  charge  the  amount  charged  based  on marketing considerations and mutual agreement.

      8. TTR shall grant Nimbus preferred terms on all future payments of royalties, such that retained per disc premiums are at least 20% more favorable than those granted to other replicators.

      9. With respect to each DiscGuard title sold or distributed by or on behalf of Nimbus, TTR shall make it known to DiscGuard title owners that a mandatory $1,500 mastering charge is to be applied by Nimbus.
         Nimbus shall  pay TTR  $1,000 from  the gross  consideration  received;
         however, Nimbus shall only be obligated to pay TTR if the mastering charge is collected. It is understood that this charge is to be applied on a per title basis and not a per Glass Master basis.

     10. All amounts owed by Nimbus  to TTR will be  paid on a quarterly  basis.
         Nimbus will accord to TTR the right to audit, with notice and during normal business hours, Nimbus' records to verify Nimbus' compliance with its payment obligations. The amounts paid for such sales or distribution shall be adjusted annually.

     11. Each purchaser (i.e., software and electronic content developers and title publishers) of DiscGuard protected CD-ROMs or DVDs will be informed by Nimbus through a notice, approved by TTR, that DiscGuard is proprietary to TTR, disclaim any consequential liability and require such purchaser to take affirmative action whereby the purchaser is bound to a standard TTR license respecting the use of DiscGuard. Nimbus will notify TTR and provide data regarding every mastering and/or replication job including the number of Discs finished shipped.

     12. TTR agrees to hold Nimbus and DCA harmless from and against any and all liabilities, costs and damages (including reasonable attorney's fees and litigation cost, regardless of outcome) arising out of or relating to DiscGuard's infringement of third party IP rights. All parties hereto shall agree to include limitation of liability provisions in the 'Agreement.'

     13. The parties shall issue a media release to the public (in a form that has been approved in writing by both parties) to announce the business relationship being created by this MOU.

     14. Within 30 days of execution of this MOU the parties shall enter into an agreement incorporating, inter alia, the principal terms contained herein (the 'Agreement').

     IN WITNESS WHEREOF, each of the Parties has caused this MOU to be duly executed on its behalf as of the date first written above.

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                       TTR INC.                                       DOUG CARSON AND ASSOCIATES

                                                                    By:                DOUG CARSON
                                                        ......................................................
           By:                MARC TOKAYER
 .....................................................
                     Mark Tokayer
                Chairman and President

                                                                    NIMBUS CD INTERNATIONAL, INC.
                TTR TECHNOLOGIES LTD.

                                                                    By:                  JOHN TOWN
                                                        ......................................................
                                                                          John Town, VP R&D
           By:                 ARIK SHAVIT
 .....................................................
                   Arik Shavit, CEO


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